The Board of Directors
BancAffiliated, Inc.
500 Harwood Road
Bedford, Texas 76021

Re:	Registration Statement Under the Securities Act of 1933

Ladies and Gentlemen:

        This opinion is rendered in connection with the Registration Statement to be filed on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 relating to the 264,500 shares of Common Stock of BancAffiliated, Inc. (the “Company”), par value $.01 per share, to be issued. As counsel, we have reviewed the Articles of Incorporation of the Company and such other documents as we have deemed appropriate for the purpose of this opinion. We are rendering this opinion as of the time the Registration Statement referred to above becomes effective.

        Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement have been duly authorized by the Board of Directors of the Company and will, when sold, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Very truly yours, /s/ JENKENS & GILCHRIST, P.C. JENKENS & GILCHRIST A Professional Corporation